EXHIBIT 99.2

Contact:   Cynthia Woodyard
           Sr. Director, Marketing and Communications
           RSL COM U.S.A., Inc.
           412-244-6690

           Morgen-Walke Associates, Inc.
           Scot Hoffman
           212-850-5600



   RSL COM U.S.A., INC. TO REORGANIZE UNDER CHAPTER 11 OF U.S. BANKRUPTCY CODE


PITTSBURGH, PA - March 16, 2001 - RSL COM U.S.A., Inc., an indirect wholly owned subsidiary of RSL Communications, Ltd. (OTC: RSLCF), announced today that it has filed a voluntary petition for reorganization pursuant to the provisions of Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York. Prior to the filing, the company announced layoffs of 137 employees nationwide, effective immediately.

"Upon evaluating the mix of RSL COM U.S.A. businesses, we have decided to focus on our core Enterprise business, where we have a solid set of data-centric communication services, long-standing customer relationships, and an operating structure that enabled it to end 2000 in a positive EBITDA position excluding one-time extraordinary adjustments," said Mike Marino, President and Chief Executive Officer.

"Given the scarcity of capital and the realities of the rapidly changing marketplace, however, we are taking the steps necessary to make RSL COM U.S.A. a self-sustaining and thus stronger business. We are divesting our non-strategic assets, having already sold our prepaid calling card business. We are also negotiating with prospective buyers of our wholesale telecommunications business."

RSL COM U.S.A. is a Networked Applications Management provider of high quality application and communication services with superior customer care. The company offers end-to-end solutions that include Intranet/Extranet connectivity, application hosting, data storage and database management services in addition to a full mix of long distance voice services. For additional information about RSL COM U.S.A., visit the company's Web site at www.rslusa.com.

RSL Communications, Ltd. is a worldwide facilities-based communications company that provides a broad range of data and Internet, voice and value-added service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through its subsidiary, Deltathree.com, Ltd. also owns and operates a privately managed Internet Protocol telephone network with 71 points of presence in 36 countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings with the Securities and Exchange Commission.